Exhibit 10.4

Execution Copy
EXPEDIA GROUP, INC. RESTRICTED STOCK UNIT AGREEMENT
THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of the Award Date, by and between Expedia Group, Inc., a U.S. Delaware corporation (the “Corporation”), and the undersigned employee of the Corporation, Affiliate or Subsidiary (the “Participant”).
All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Corporation’s Fourth Amended and Restated 2005 Stock and Annual Incentive Plan (as amended from time to time, the “Plan”). Reference is made to the Summary of Award (the “Summary of Award”), which may be found on the Morgan Stanley StockPlan Connect website at www.stockplanconnect.com (or any successor system selected by the Corporation).

1.	Award, Vesting and Settlement of Restricted Stock Units
(a)    Subject to the provisions of this Agreement and to the provisions of the Plan, the Corporation hereby grants the Restricted Stock Units to the Participant pursuant to Section 7 of the Plan. The Summary of Award sets forth the number of Restricted Stock Units granted to the Participant by the Corporation and the Award Date (among other information) (such Restricted Stock Units granted hereby, the “Restricted Stock Units”).
(b)    Subject to the terms and conditions of this Agreement and the provisions of the Plan, and the Participant’s continuous employment by the Corporation or one of its Subsidiaries or Affiliates, or the participant’s continuous provision of services to the Corporation or one of its Subsidiaries or Affiliates, through February 28, 2022:
(i)    30,000 Restricted Stock Units (“Tranche 1 Restricted Stock Units”) shall vest if the average closing price of a Share during (A) the period commencing March 1, 2021 through February 28, 2022, or (B) the period commencing September 1, 2021 through February 28, 2022 equals or exceeds $180 (subject to equitable adjustment in the case of an adjustment pursuant to Section 3(d) of the Plan, the “Tranche 1 Stock Price Goal”); and
(ii)    20,000 Restricted Stock Units (“Tranche 2 Restricted Stock Units”) shall vest if the average closing price of a Share during (A) the period commencing March 1, 2021 through February 28, 2022, or (B) the period commencing September 1, 2021 through February 28, 2022 equals or exceeds $200 (subject to equitable adjustment in the case of an adjustment pursuant to Section 3(d) of the Plan, the “Tranche 2 Stock Price Goal”).
(c)    Subject to Paragraph 19, as soon as practicable after any Restricted Stock Units have vested (but, in no event later than March 15 of the calendar year following the end of the calendar year in which the Restricted Stock Units vest), such Restricted Stock Units shall be settled. Subject to Paragraph 6 (pertaining to the withholding of taxes), for each Restricted Stock Unit settled pursuant to this Paragraph, the Corporation shall issue one Share for each vested Restricted Stock Unit (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Committee in its discretion). Notwithstanding the foregoing, the Corporation shall be entitled to hold the Shares issuable upon settlement of Restricted Stock Units that have vested until the Corporation or the agent selected by the Corporation to manage the Plan under which the Restricted Stock Units have been issued (the “Agent”) shall have received from the Participant a duly executed Form W-9 or W-8, or such other form required by the tax authorities, as applicable.

2.	Termination of Employment
(a)    Notwithstanding the provisions of Paragraph 1(b), in the event the Participant incurs a Termination of Employment by the Corporation for Cause, or the Participant voluntarily incurs a Termination of Employment within two years after any event or circumstance that would have been grounds for a Termination of Employment for Cause, the Participant’s Restricted Stock Units (whether or not vested) shall be forfeited and canceled in their entirety upon such Termination of Employment, and the Corporation may cause the Participant, immediately upon notice from the Corporation, either to return the shares issued upon settlement of Restricted Stock Units that vested during the two year period after the events or circumstances giving rise to or constituting grounds for such Termination of Employment for Cause or to pay to the Corporation an amount equal to the aggregate amount, if any, that the Participant had previously realized in respect of any and all shares issued upon settlement of Restricted Stock Units that vested during the two year period after the events or circumstances giving rise to or constituting grounds for such Termination of Employment for Cause (i.e., the value of the Restricted Stock Units upon vesting), in each case including any dividend equivalents or other distributions received in respect of any such Restricted Stock Units.
(b)    Notwithstanding the provisions of Paragraph 1(b), in the event that the Participant incurs a termination of employment as Vice Chairman during the Restriction Period by the Corporation without Cause, by the Participant for Good Reason or as a result of Participant’s death or Disability:
(i)    a number of Tranche 1 Restricted Stock Units (not to exceed 30,000) equal to the product (rounded to the nearest whole Restricted Stock Unit) obtained by multiplying 30,000 by a fraction, the numerator of which is the number of full months that have elapsed from March 1, 2019 through the one-year anniversary of such termination of employment and the denominator of which is thirty-six shall vest and no longer be subject to any restriction; and
(ii)    a number of Tranche 1 Restricted Stock Units (not to exceed 20,000) equal to the product (rounded to the nearest whole Restricted Stock Unit) obtained by multiplying 20,000 by a fraction, the numerator of which is the number of full months that have elapsed from March 1, 2019 through the one-year anniversary of such termination of employment and the denominator of which is thirty-six shall vest and no longer be subject to any restriction;
provided, however, that in the case of a Termination of Employment by the Corporation without Cause (other than as a result of Participant’s death or Disability) or by Participant for Good Reason, the foregoing accelerated vesting shall be subject to Participant’s execution and non- revocation, within thirty days of the date on which the Termination of Employment occurs, of a release of claims in favor of the Corporation in the Corporation’s standard format.
(c) In the event the Participant incurs a Termination of Employment during the Restriction Period for any reason other than as set forth in Paragraph 1(b) or Paragraph 1(c), all remaining unvested Restricted Stock Units shall be forfeited by the Participant and canceled in their entirety effective immediately upon such termination.
(d)    For purposes of this Agreement, “Cause” and “Good Reason” shall have the meanings set forth below:
(i)“Cause” shall mean (A) the willful or gross neglect by a Participant of his employment duties; (B) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by a Participant; (C) a material breach by a Participant of a fiduciary duty owed to the Company or any of its subsidiaries; or (D) a material breach by a Participant of any nondisclosure, non-solicitation or non-competition obligation owed to the Company or any of its Affiliates.

(ii)“Good Reason” shall mean the occurrence of any of the following without Participant’s prior written consent: (A) the Corporation’s material breach of any material provision of this Agreement, (B) the material reduction in Executive’s title (Executive Vice Chairman), duties or reporting responsibilities, excluding for this purpose any such reduction that is an isolated and inadvertent action not taken in bad faith or that is authorized pursuant to this Agreement, or (C) Barry Diller no longer serving as Chairman and Senior Executive Officer of the Corporation (or comparable positions of board and executive leadership); provided that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (A) through (C) shall have occurred and Executive provides the Corporation with written notice thereof within 30 days after Executive has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Corporation fails to correct the circumstance or event so identified within 30 days after receipt of such notice, and (z) Executive resigns within 90 days after the date of delivery of the notice referred to in clause (x) above.

3.	Non-Transferability of the Restricted Stock Units
Except as determined by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

4.	Rights as a Stockholder
(a)    Except as otherwise specifically provided in this Agreement, during the Restriction Period, the Participant shall not be entitled to any voting rights, rights to ordinary dividends, or any other rights of a stockholder with respect to the Restricted Stock Units.
(b)    Dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to Paragraph 5, rather than under this Paragraph 4.

5.	Adjustment in the Event of Change in Stock; Change in Control
Upon the occurrence of certain events relating to the Corporation’s Common Stock contemplated by Section 3(d) of the Plan, the Committee shall make adjustments in accordance with such Section. Notwithstanding anything to the contrary contained herein, in the event of a Change in Control, the Restricted Stock Units shall fully vest and no longer be subject to any restrictions.

6.	Taxes and Withholding
(a)    The Corporation agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the initial issuance of shares received by an Participant in connection with the Restricted Stock Units, together with any and all other fees and expenses necessarily incurred by the Corporation in connection therewith.
(b)    Regardless of any action the Corporation or, if different, the Participant’s employer (“Employer”) takes with respect to any or all income tax, social insurance, fringe benefit tax, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by him or her is and remains the Participant’s responsibility and that the Corporation and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax- Related Items in connection with any aspect of the Restricted Stock Unit award, including the grant and vesting of the Restricted Stock Units, the receipt of cash or any dividends or dividend equivalents or the sale of the Shares issued at settlement of the Restricted Stock Units; and (2) do not commit to structure the terms of the award or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items.

(c)    In the event that the Corporation, Subsidiary, Affiliate or division, or Employer, is required to withhold any Tax-Related Items as a result of the Award, including at vesting of the Restricted Stock Units, or the receipt of cash or any dividends or dividend equivalents, the Participant shall pay or make adequate arrangements satisfactory to the Corporation, Subsidiary, Affiliate or division, or Employer, to satisfy all withholding and payment on account obligations of the Corporation, Subsidiary, Affiliate or division. The obligations of the Corporation under this Agreement shall be conditioned on compliance by the Participant with this Paragraph 6. In this regard, the Participant authorizes the Corporation and/or the Employer to withhold all applicable Tax-Related Items legally payable by the Participant from his or her wages or other cash compensation paid to the Participant by the Corporation or Employer. Alternatively, or in addition, if permissible under local law or regulation, the Corporation may withhold (1) from proceeds of the sale of Shares acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Participant’s behalf pursuant to this authorization without further consent), or (2) in Shares to be issued upon settlement of the Restricted Stock Units, provided, however, that if the Participant is a Section 16 officer of the Corporation under the Exchange Act, then the Corporation will withhold in Shares upon the relevant tax withholding event, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of method (1) above or withholding from the Participant’s wages or cash compensation.
(d)    Depending on the withholding method, the Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
(e)    Finally, the Participant will pay to the Corporation or Employer any amount of Tax- Related Items that the Corporation or Employer may be required to withhold as a result of the Participant’s participation in the Plan or the Participant’s Award that cannot be satisfied by the means previously described. The Corporation may refuse to deliver the stock underlying the Restricted Stock Unit award under the Plan if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described in this Paragraph.

7.	Other Restrictions
The Participant acknowledges that the Participant is subject to the following Corporation policies (as in effect from time to time and any successor policies) and the Restricted Stock Units and this Agreement shall constitute good and valuable consideration for such acknowledgment and agreement:
(a)    The Corporation’s policies regarding compliance with securities laws, including but not limited to its Securities Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, the Participant may be prohibited from selling Shares issued upon vesting of the Restricted Stock Units other than during an open trading window. The Participant further acknowledges that, in its discretion, the Corporation may prohibit the Participant from selling such Shares even during an open trading window if the Corporation has concerns over the potential for violating securities laws.
(b)    The Corporation’s Incentive Compensation Clawback Policy.

8.	Nature of Award
In accepting the Restricted Stock Unit award, the Participant acknowledges that:
(a)    the Plan is established voluntarily by the Corporation, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Corporation at any time, unless otherwise provided in the Plan and this Agreement;
(b)    the award of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right for the Participant or any other person to receive future awards of restricted stock units, or benefits in lieu of restricted stock units or other Awards, even if restricted stock units have been awarded in the past;
(c)    all decisions with respect to future awards of restricted stock units, if any, will be at the sole discretion of the Corporation;
(d)    the Participant’s participation in the Plan will not (i) create any right to continue in the employ of the Corporation, Subsidiary, Affiliate or division, or the Employer; (ii) create any inference as to the length of employment of the Participant; or (iii) affect the right of the Corporation, Subsidiary, Affiliate or division, or the Employer to terminate the employment of the Participant at any time, with or without Cause.
(e)    the Participant is voluntarily participating in the Plan;
(f)    the Restricted Stock Unit award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Corporation, Subsidiary, Affiliate, or division or the Employer, and such award is outside the scope of the Participant’s employment contract, if any;
(g)    the Restricted Stock Unit award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation, Subsidiary, Affiliate or division or the Employer;
(h)    in the event that the Participant is not an employee of the Corporation, Subsidiary, Affiliate or division, the Restricted Stock Unit award will not be interpreted to form an employment contract or relationship with the Corporation, Subsidiary, Affiliate or division; and furthermore, the Restricted Stock Unit award will not be interpreted to form an employment contract with the Employer or the Corporation, Subsidiary, Affiliate or division;
(i)    in consideration of the award of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from termination of the Restricted Stock Unit award or diminution in value of the Restricted Stock Unit award resulting from Termination of the
Participant’s Employment by the Corporation, Subsidiary, Affiliate or division, or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Corporation, Subsidiary, Affiliate or division and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Participant will be deemed irrevocably to have waived his or her entitlement to pursue such claim; and,
(j)    the future value of the Shares is unknown and cannot be predicted with certainty.

9.	Notices
All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Participant: at the last known address on record at the Corporation.
If to the Corporation:
Expedia Group, Inc.
333 108th Avenue NE
Bellevue, WA 98004
U.S.A.
Attention: Office of the Chief Legal Officer
Facsimile: +1(425) 679-7251
or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Paragraph 9. Notice and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Participant consents to electronic delivery of documents required to be delivered by the Corporation under the securities laws.

10.	Effect of Agreement
Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Corporation.

11.	Laws Applicable to Construction; Consent to Jurisdiction
(a)    The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the Restricted Stock Units are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.
(b)    Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the State of Delaware, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Participant hereby agrees and consents to the personal jurisdiction of said courts over the Participant for purposes of the resolution of any and all such disputes.

12.	Severability
The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

13.	Conflicts and Interpretation
(a)    Applicable terms of the Plan are expressly incorporated by reference into this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.
(b)    In the event of any (x) conflict between any information posted on the Morgan Stanley Benefit Access System (or successor system) and this Agreement, the Plan and/or the books and records of the Corporation or (y) ambiguity in any information posted on the Morgan Stanley Benefit Access System (or successor system), this Agreement, the Plan and/or the books and records of the Corporation, as applicable, shall control.

14.	Amendment
The Corporation may modify, amend or waive the terms of the Restricted Stock Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Participant without his or her consent, except as required by applicable law, Nasdaq or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

15.	Headings
The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

16.	Data Protection
The Participant authorizes the release from time to time to the Corporation (and any of its Subsidiaries or Affiliates) and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). Without limiting the above, the Participant permits his or her employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the Plan and/or this Agreement and/or to implement or structure any further grants of equity awards (if any)). The Participant hereby authorizes the Relevant Information to be transferred to any jurisdiction that the Corporation, his or her employing company or the Agent considers appropriate. The Participant shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

17.	Electronic Delivery and Acceptance
(a)    The Corporation may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under, and participation in, the Plan or future options that may be awarded under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Agent or Corporation or another third party designated by the Corporation.
(b)    Electronic acceptance of this Agreement pursuant to the Corporation’s instructions to the Participant (including through an online acceptance process managed by the Agent or Corporation or another third party designated by the Corporation) shall constitute execution of the Agreement by the Participant.

18.	Imposition of Other Requirements
The Corporation reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19.	Timing of Payment - Section 409A
Notwithstanding anything in the Plan or this Agreement to the contrary:
(a)    If (i) the Restricted Stock Units are considered deferred compensation subject to Section 409A of the Code (“Section 409A”), (ii) the Restricted Stock Units are payable upon a “separation from service” within the meaning of Section 409A, as determined by the Company in accordance with Section 409A, and (iii) Participant is a “specified employee” within the meaning of Section 409A at the time of such separation from service, then the settlement of the Restricted Stock Units will not be made until the earlier of (x) the date six (6) months and one (1) day following the date of Participant’s separation from service and (y) Participant’s death, to the extent necessary to avoid a prohibited acceleration under Section 409A.
(b)    If the Restricted Stock Units are considered deferred compensation subject to Section 409A, a transaction will not be deemed a Change in Control for purposes of the settlement of the Restricted Stock Units unless the transaction qualifies as a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, and, if the Change in Control does not so qualify, the Restricted Stock Units will settle on the earlier of (i) June 20, 2021, (ii) Participant’s separation from service, (iii) Participant’s death, and (iv) Participant’s Disability.
(c)    If the Restricted Stock Units are considered deferred compensation subject to Section 409A, (i) in no event shall Participant have the right to designate the settlement date of such Restricted Stock Units and (ii) if the settlement date may occur in one calendar year or the immediately following calendar year, settlement will occur in the later of the two calendar years.
(d)    For purposes of Section 409A, Participant’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the Corporation’s duly authorized representative and the Participant have each executed this Agreement.

EXPEDIA GROUP, INC.

/s/ ROBERT DZIELAK
Name: Robert Dzielak
Title: Chief Legal Officer & Secretary

Peter M. Kern

/s/ PETER M. KERN